Exhibit 3.50

COMPANIES ACTS, 1963 TO 2009

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

CHC LEASING (IRELAND) LIMITED

(as amended by special resolution dated 26th of October 2010)

1.	The name of the Company is: CHC LEASING (IRELAND) LIMITED

2.	The objects for which the company is established are;

(a)	To lease, sell, acquire, hire out, charter, demise, dispose of, hold, operate, own directly or indirectly, any-aircraft or any vehicle which carries persons and navigates through the air and related equipment and carry on all types of financing in respect of same.

(b)	To carry on any other business of any description which may be capable of being advantageously carried on in connection with or ancillary to the objects of the Company or any of them.

(c)	To purchase, take on lease or in exchange, hire or otherwise acquire and hold for any estate or interest any lands, property, buildings, easements, rights, privileges, concessions, patents, patent rights, licences, secret processes, machinery, plant, stock-in-trade, and any real or personal property of any kind necessary or convenient for the purposes of or in connection with the Company’s business or any branch or department thereof.

(d)	To develop and turn to account any land acquired by the Company or in which it is interested, and in particular by laying out and preparing the same for building purposes, developing, constructing, altering, pulling down, decorating, refurbishing, maintaining, fitting up and improving buildings, and conveniences, and by planting, paving, draining, farming, cultivating, letting on building lease or building agreement and by advancing money to and entering into contracts and arrangements of all kinds with builders, tenants and others.

(e)	To sell, lease, mortgage or otherwise dispose of the business, property, assets or undertaking of the Company or any part thereof for such consideration as the Company may think fit and to develop, repair, refurbish, improve, manage, exchange, licence, turn to account or otherwise deal with, all or any of the business, property, assets and undertaking of the company and in particular, without limitation, to accept securities of any other Company in payment or part payment of the consideration payable to the Company in respect of any transaction referred to in this paragraph.

(f)	To erect, construct, lay down, enlarge, alter and maintain any shops, stores, factories, buildings, works, plant and machinery necessary or convenient for the Company’s business, and to contribute to or subsidise the erection, construction and maintenance of any of the above.

(g)	To apply for, purchase or otherwise acquire any patents, intellectual property rights, inventions, designs, formulae, concessions, secret processes, recipes, prescriptions, brevets d’invention, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property, rights or information so acquired.

(h)	To grant, convey or transfer or otherwise dispose of any property or assets of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof and whether by way of gift or otherwise as directors shall deem fit, and to grant any fee farm grant or lease or to enter in to any agreement for letting on hire of any such property or asset for a rent or return equal to or less than the market or rack rent therefore or at no rent and subject to or free from covenants and restrictions as the directors shall deem appropriate

(i)	To lend and advance money or give credit to any persons, corporations, firms or companies and in particular to customers of and others having dealings with the Company upon such terms as may seem expedient and to guarantee, become surety for, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled Capital of the Company, or by both such methods, the performance of the obligations of and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of any person, firm or company, including (without prejudice to the generality of the foregoing) security for any debts obligations or liabilities of any company which is for the time being the holding company or a subsidiary (both as defined by Section 155 of the Companies acts 1963) of the company or another subsidiary as defined by the said section of the Company’s holding company or otherwise associated with the Company in business.

(j)	To raise or borrow or secure the payment of money in such manner and on such terms as the Company may deem expedient and in particular by the issue of bonds, debentures, debenture stock, perpetual or redeemable, or by mortgage, charge, lien or pledge upon the whole or any part of the undertaking, property, assets and rights of the Company, present or future, including its uncalled capital and generally in any other manner as the Directors shall from to time determine and to guarantee the liabilities of the Company or any other person and any debentures, debenture stock or other securities which may be issued at a discount, premium or otherwise, and with any special privileges as to redemption, surrender, transfer, drawings, allotments of shares, attending and voting at general meetings of the Company, appointment of Directors and otherwise.

(k)	To acquire and undertake the whole or any part of the business, property and liabilities of any person or company carrying on any business which the Company is authorised to carry on or which is capable of being conducted so as to benefit the Company directly or indirectly or which is possessed of property suitable for the purposes of the Company.

(1)	To accumulate capital for any of the purposes of the Company, and to appropriate any of the Company’s assets to specific purposes, either conditionally unconditionally, and to admit any class or section of those who have any dealings with the Company to any share in the profits thereof or in the profits of any particular branch of the Company’s business or to any other special rights, privileges, advantages or benefits.

(m)	To establish and maintain or procure the establishment of any pension or superannuation fund (whether contributory or otherwise) for the benefit of and to give or procure the granting of donations, gratuities, pensions, annuities, allowances, emoluments or charitable aid to any persons who are or were at any time in the employment or service of the company or any of its predecessors in business, or of any company which is a subsidiary of the Company or who may have been Directors or officers of the Company, or of any such other company as aforesaid or any persons in whose welfare the Company or any such other company as aforesaid, may be interested and the wives, widows, children, relatives and dependants of any such persons and to make payments towards insurance and assurance and to form and contribute to provident and benefit funds for the benefit of such persons and to remunerate any person, firm or company, rendering services to the Company, whether by cash payment, gratuities, pensions, annuities, allowances, emoluments or by the allotment of shares or securities of the Company credited as paid up in full or in part or otherwise.

(n)	To settle moneys or other assets on the trustee or trustees of any trust, foundation, settlement or institution set up for charitable or benevolent purposes or for any public, general or useful object or to lend money or provide services (with or without interest or charge) to any such trustee or trustees and to pay, subscribe, lend or contribute assets or services of the Company (with or without interest or charge) or give any guarantee or indemnity in respect of any trust, foundation, settlement or institution set up or operating for any such purpose or object or in respect of any exhibition or for any charitable, benevolent, public, general or useful object.

(o)	To give any guarantee or indemnity in respect of or otherwise support or secure in any manner (whether by personal covenant or by mortgaging, charging or granting any lien or other security interest over or in respect of all or any part of the Company’s undertaking, property or assets, both present and future and including its uncalled capital, or by both such methods) any obligation, debt, liability of any nature of any person or company upon such terms as to priority and otherwise as the company shall think fit.

(p)	To enter into any arrangements with any governments or authorities, supreme, municipal, local or otherwise, or any person or company that may seem conducive to the company’s objects or any of them and to obtain from any such government, authority, person or company any rights, privileges, charters, licenses and concessions which the Company may think it desirable to obtain and to carry out, exercise and comply therewith.

(q)	To apply for, promote and obtain any Act of the Oireachtas or any character, privilege, licence or authorisation of any government, state or municipality or any ministerial or departmental licence or order for enabling the Company to carry any of its objects into effect or for effecting any modification of the Company’s constitution or for any other purpose which may seem expedient and to oppose any proceedings or application which may seem calculated, directly or indirectly, to prejudice the interests of the Company or and associated company.

(r)

To promote freedom of contract and to resist, insure against, counteract and discourage interference therewith, to join any lawful federation, union or association or to do any lawful act or thing with a view to preventing or resisting, directly or indirectly, any interruption of or interference with the trade or business of the

Company or any other trade or business or providing or safeguarding against the same or resisting or opposing any movement or organisation which may be thought detrimental to the interests of the Company or any associate Company or its or their employees and to subscribe to any association or fund for any such purposes.

(s)	To undertake the management and control and supervision of the business or operations of any person or company and in particular, without limitation, to plan and effectively carry out the organisation of and to initiate and to carry out schemes for the promotion and expansion of any such business, to engage in research into all problems relating to investment, property, financial, portfolio, industrial and business management, to carry out all or any work of a clerical, secretarial, managerial or other like nature, to provide staff and services, to prepare and deal with accounts, returns, forms and all documents required to be prepared and furnished in relation to any such bodies, to direct and carry out all advertising and publicity for any such business, and generally to do all acts and things (including the receipt and payment of money) necessary to be done for the supervision of the day to day running of any business and to enter into contracts with any such company for the carrying out of the works or provisions of any of the services which the Company is authorised to perform or provide.

(t)	To employ experts to investigate and examine into the conditions, prospects, value, character and circumstances of any business concerns, undertakings, assets, property or rights.

(u)	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

(v)	To remunerate any person or company for services rendered or to be rendered in placing or assisting to place any of the shares in the Company’s capital or any debentures, debenture stock or other securities of the Company or in or about the formation of the Company or the conduct of its business.

(w)	To distribute among the members in specie any property of the Company, or any proceeds of sale or disposal of any property of the Company, but so that no distribution amounting to a reduction of capital be made except with the sanction (if any) for the time being required by law.

(x)	To procure the Company to be registered or recognised in any country or place abroad.

(y)	To do all or any of the matters hereby authorised in any part of the World and with or in respect of persons or companies resident, domiciled, incorporated, registered or carrying on business in any part of the World and either as principal, agent, factor, trustee or otherwise and by or through agents, factors, trustees or otherwise and either alone or in conjunction with others.

(z)	To pay out of the funds of the Company all costs and expenses of or incidental to the formation and registration of the Company and the issue of its capital and debentures including brokerage and commission.

(aa)	To reduce the Share Capital of the Company in any manner permitted by Law.

(bb)	To sell or dispose of the undertaking of the Company or any part thereof for such consideration as the Company may think fit, and in particular for shares, debentures or securities of any other company having objects altogether or in part similar to those of this Company.

(cc)	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal, concession or otherwise with any person or any company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in any business or transaction capable of being conducted so as directly or indirectly to benefit the Company.

(dd)	To undertake and carry on any other trade or business (whether manufacturing or otherwise) which may seem to the Company capable of being conveniently carried on by the Company or which is calculated, directly or indirectly, to enhance the value of or render profitable, any of the Company’s businesses, rights or property.

(ee)	To do all such other things as are incidental or conducive to the above objects or any of them.

It is hereby expressly declared that each sub-clause of this clause shall be construed independently of the other sub-clauses hereof, and that none of the objects mentioned in any sub-clause shall be deemed to be merely subsidiary to the objects mentioned in any other sub-clause.

Provided that:

(i)	the objects set out in any paragraph of this Clause shall not be restrictively construed but the widest possible interpretation shall be given thereto and they shall not, except where the context expressly so requires, be in any way limited to or restricted by reference to or inference from any other object or objects set out in such paragraph or from the terms of any paragraph or by the name of the Company; no such paragraphs or the object or objects therein specified shall be deemed subsidiary or ancillary to the objects mentioned in any other paragraph, but the Company shall have full power to exercise all or any of the powers and to achieve and endeavour to achieve all or any of the objects conferred by any clause provided in any one or more of the said paragraphs;

(ii)	the word “Company” in this Clause, except where used in reference to the Company, shall be deemed to include any firm, partnership, association or other body of persons, whether incorporated or not incorporated, and whether resident, domiciled, incorporated, registered, or carrying on business in the State or elsewhere;

(iii)	the expression “Associated Company” in this Clause, shall be deemed to mean any company which for the time being is a subsidiary or holding company (which expressions in this proviso shall bear the meanings respectively ascribed thereto by Section 155 of the Companies Act, 1963) of the Company, is a subsidiary of a holding company of the company or is a company in which the company or any of such companies as aforesaid shall for the time being hold shares entitling the holder thereof to exercise at least one-fifth of the votes at any general meeting of such company (not being voting rights which arise only in specified circumstances); and

(iv)	the expression “Securities” in this Clause, shall be deemed to mean any shares, stocks, bonds, debentures or debenture stock (whether perpetual or not), loan stock, notes, obligations or other securities or assets of any kind, whether corporeal or incorporeal.

3.	The liability of the members is limited.

4.	The Company’s share capital is:

(a)	€100,000.00 divided into 100,000 Ordinary shares of €1.00 each

The shares in the original or any increased share capital may be divided into several classes and there may be attached thereto respectively and preferential, deferred or other special rights, privileges, conditions or restrictions.

We, the persons whose names and addresses are subscribed, wish to be formed into a Company pursuance of this Memorandum of Association, and we agree to take the number of shares in the Capital of the Company set opposite our respective names

Name and Address of Subscribers	Number of Ordinary shares of €1.00 each taken by each subscriber
PAULA HORAN 85 CASTLEFARM SHANKILL CO. DUBLIN	50

Company Director

ANDREW LAMBE 55 MOUNT PROSPECT DRIVE CLONTARF DUBLIN 3	50

Company Director

Total Shares	100

Dated: 6 April 2010

Witness to the above signatures:

Stephanie Carey

10 Treepark Avenue

Kilnamanagh

Dublin 24

COMPANIES ACTS, 1963 TO 2009

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

CHC LEASING (IRELAND) LIMITED

(as amended by special resolution on the 26th of October 2010)

PRELIMINARY

1.	The regulations contained in Part II of Table A in the First Schedule to the Companies Act, 1963, as amended by the Companies Acts, 1963 to 2009, (which Table is hereinafter called “Table A”) shall be deemed to be incorporated with these Articles and shall apply to the Company save insofar as they are excluded or modified hereby. Regulations 5, 75, 79, 90, 91 and 109 of Part 1 and Regulations 6 and 9 of Part II of Table A shall not apply to the Company.

SHARE CAPITAL

2.	The Share Capital of the Company is

(a) €100,000.00 divided into 100,000 Ordinary shares of €1.00 each.

3.	Subject to any direction to the contrary which may be given by the Company in General Meeting any unissued shares in the capital of the Company (whether forming part of the original or any increased Capital) shall be at the disposal of the director(s) and they may allot, grant option over to otherwise dispose of such unissued shares to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its shareholders, but so that no share shall be issued at a discount. Section 23(1), (7) and (8) of such Companies (Amendment) Act, 1983 shall not apply to the allotment by the Company of any equity security as defined by Section 23(13) of that Act.

4.	The Directors are generally and unconditionally authorised from time to time to exercise all powers of the company to allot relevant securities (as such expression is defined in Section 20 of the Companies (Amendment) Act 1983) up to a maximum aggregate of the number of authorised but unissued relevant securities in the capital of the company (whether from part of the original or any increased Capital) but this authority shall not extend beyond such date as shall be five years from the date of incorporation of the Company provided always that the Directors shall have power, notwithstanding that the date aforesaid shall have expired, to allot relevant securities in pursuance of an offer of agreement made before the expiry of such date as aforesaid as if the authority conferred hereby had not expired.

5.		Subject to the provisions of Part XI of the Companies Act 1990 the Company may:

		(a)	issueshares which are to be deemed or are liable to be redeemed at the option of the

Company or the holder on such terms and in such manner as shall be provided by the Articles of Association of the Company provided always that the nominal value of the issued share capital which is not redeemable shall not at any time, be less than one tenth of the nominal value of the total issued share capital of the Company.

		(b)	Purchase its own shares.

		(c)	Cancel any of its own shares following purchase.

		(d)	Re-designate any of its own shares following purchase as treasury shares provided always that the nominal value of treasury shares held by the Company, may not, at any one time, exceed ten per cent of the nominal value of the issued share capital of the Company.

For so long as the Company holds shares as treasury shares:-

(i) The Company shall not exercise any voting rights in respect of those shares and any purported exercise of those rights shall be void; and

(ii) No dividend or other payment (including any payment in a winding up of the Company) shall be payable to the Company in respect of those shares.

		(e)	Cancel or re-issue as shares of any class any shares held by the Company as treasury shares.

		(f)	Make a payment in respect of the redemption or purchase of its own shares otherwise than out of distributable profits of the Company or the proceeds of a fresh issue of shares.

		(g)	Notice or redemption in writing shall be given in accordance with this sub paragraph (g) to the holders of Ordinary Shares to be purchased or redeemed. Any notice of purchase or redemption shall specify the number of shares to be purchased or redeemed, the date fixed for purchase or redemption and the place at which the certificates for such shares are to be presented for purchase redemption and upon such date each of the holders of the shares concerned shall be bound to deliver to the Company at such place the Certificates for the shares to be purchased or redeemed. If any certificate so delivered to the Company includes any shares not to be purchased or redeemed on that occasion a fresh certificate for such shares shall forthwith be issued to the holder delivering such certificate to the Company.

TRANSFER OF SHARES

6.	(a)	No share in the capital of the Company may be transferred without the approval of the directors who may, in their absolute discretion and without assigning any reason decline to register any transfer of any share, whether or not it is fully paid shares.

	(b)	Notwithstanding anything contained in these Articles, the Directors shall not decline to register any transfer of shares, nor may they suspend registration thereof where such transfer is executed by any bank or institution to whom such shares have been mortgaged or charged by way of security, or by any nominee of such a bank or institution, pursuant to the power of sale under such security (a Secured Institution), and a certificate by any official of such Secured Institution that the shares were so mortgaged or charged and the transfer was so executed shall be conclusive evidence of such facts.

	(c)	Notwithstanding anything to the contrary contained in these Articles or in any other agreement between the shareholders, or any of them, no transferor of any shares in the Company or proposed transferor of such shares to a Secured Institution to whom such shares have been mortgaged or charged shall be required to offer the shares to the shareholders for the time being of the Company or any of them and no such shareholder shall have any right under the Articles or otherwise howsoever to require such shares to be transferred to them whether for consideration or not.

	(d)	No resolution shall be proposed or passed the effect of which would be to delete or amend sub-clause (b) or (c) unless the prior written consent of the Secured Institution which for the time being holds any mortgage or charge over any shares in the capital of the Company is given.

SHARE CERTIFICATES

7.		Every person whose name is entered as a member in the register shall be entitled without payment to receive within two months after allotment or lodgement of a transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of 32 cent for every certificate after the first or such less sum as the directors shall from time to time determine so however that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one Certificate, and delivery of a Certificate for a share to one of several Joint holders shall be sufficient delivery to all such holders. Every certificate shall be under the seal and shall specify the shares to which it relates and the amount paid up thereon.

RESOLUTIONS IN WRITING BY MEMBERS

8.		Subject to section 141 of the Act, a resolution in writing signed by all the Members for the time being entitled to attend and vote on such resolution at a General Meeting (or being bodies corporate by their duly authorised representative) shall be as valid and effective for all purposes as if the resolution had been passed at a General Meeting of the company duly convened and held, and if described as a Special Resolution or an Ordinary resolution shall be deemed to be a Special Resolution or an Ordinary resolution within the meaning of the principal Act. Any such resolution may consist of several documents in the like form each signed by one or more of such members (or their duly authorised representatives).

DIRECTORS

9.		Until otherwise determined by a general Meeting the number of Directors shall not be less than two. The First Directors will be the persons named in the statement delivered to the Registrar of Companies in accordance with section 3 of the Companies (Amendment) Act, 1982.

10.		The Directors may on behalf of the Company pay a gratuity, annuity, pension, emolument, charitable aid or other allowance on retirement, including an allowance on death, to any Director or person or to the widow or dependants of any such Director or person in respect of services rendered by that Director or person to the Company as Managing Director, Assistant

Managing Director, or in any other executive office or employment under the Company or indirectly as a Managing Director, Assistant Managing Director, executive officer or employee of any subsidiary company of the Company or of its holding company, if any, notwithstanding that he may be or may have been a Director of the Company and by making payments towards insurance, trusts or funds for such purposes in respect of gratuities, all such individuals, and whether or not such rights annuities, pensions, emoluments, or other allowances are contained in the terms of engagement of any such Director or person.

11.	All Meetings of directors and of Committees of Directors shall be held in the State unless a majority of the directors otherwise determine in writing.

RESOLUTIONS IN WRITING BY DIRECTORS

12.	A Resolution in writing signed by all the Directors for the time being entitled to receive notice of a Meeting of the Directors shall be as valid and effective for all purposes as a resolution of the Directors as if it had been passed at a Meeting of the Directors duly convened and held and may consist of several documents in the like form each signed by one or more of the directors or their duly appointed alternates.

PROCEEDINGS OF DIRECTORS

13.	(1)	For the purpose of these Articles, the contemporaneous linking together by telephone or other means of audio communication of a number of Directors not less than the quorum shall be deemed to constitute a meeting of the Directors, and all the provisions in these Articles as to meetings of the Directors shall apply to such meetings.

	(2)	Each of the Directors taking part in the meeting must be able to hear each of the other Directors taking part.

	(3)	At the commencement of the meeting each Director must identify himself and acknowledge his presence and that he accepts that the conversation shall be deemed to be a meeting of the Directors.

	(4)	A Director may not cease to take part in the meeting by disconnecting his telephone or other means of communication unless he has previously obtained the express consent of the chairman of the meeting, and a Director/shall be conclusively presumed to have been present and to have formed part of the quorum at all times during the meeting unless he has previously obtained the express consent of the chairman of the meeting to leave the meeting as aforesaid.

	(5)	A minute of the proceedings at such meeting by telephone or other means of communication shall be sufficient evidence of such proceedings and of the observance of all necessary formalities if certified as a correct minute by the chairman of the meeting.

14.	The Directors shall be entitled to receive notice of and to attend at any General Meeting of the Company and Regulation 136 of Part 1 of Table A shall be modified accordingly.

ALTERNATE DIRECTORS

15.	(a)	Each Director shall have the power to nominate any other Director or any other person to act as alternate Director in his place, at any meeting of the Directors at which he is unable to be present or during his inability to act as such Director and at his discretion to remove such alternate Director shall (except as regards the power to appoint an alternate and the requirement, if any, of a share qualification) be subject in all respects to the terms and conditions existing with reference to the other Directors of the Company.

	(b)	The appointee, whilst he holds office as an alternate Director, shall be entitled to receive notices of all meetings of the Directors and in the absence from meetings of the director appointing him, shall be entitled to attend, speak and vote at meetings of the Directors, and, whilst he holds office as an alternate Director, shall exercise and discharge all the powers, rights, duties and authorities of the Director he represents, but shall look to such Director solely for his remuneration as alternate Director.

	(c)	Any Director of the Company who is appointed an alternate Director shall be entitled an additional vote at a meeting of the Directors for each Director for whom he acts as alternate Director as distinct from the vote to which he is entitled in his own capacity as a Director of the Company, and shall also be considered as two or more Directors, as the case may be, for the purpose of making a quorum of Directors, provided always that not less than two individuals are present in person at the meeting.

	(d)	An alternate Director shall not be counted in reckoning the maxim number of Directors allowed by the Articles of Association for the time being.

	(e)	If a Director shall die or cease to hold the office of Director the appointment of his alternate shall thereupon cease and determine, provided always that in the event of these Articles providing for the retirement of Directors by rotation or otherwise, if any Director so retires but is re-elected at the meeting at which such retirement took effect any appointment made by him pursuant to this Article which was in force immediately prior to his retirement shall continue to operate after his re-election as if he had not so retired.

	(f)	An alternate Director, in the absence of the Director appointing him, shall be entitled to attend at General meetings of the Company.

	(g)	Any instrument appointing or removing an alternate Director shall be posted or delivered to the Secretary or the Registered Office of the Company or a Meeting of the Directors and shall not take effect unless and until so posted or delivered and all such instruments shall be retained by the Company.

DISQUALIFICATION OF DIRECTORS

16.	The office of a Director shall be vacated ipso facto if the Director:-

	(a)	is adjudged bankrupt in the State or in Northern Ireland, or in Great Britain, or makes any arrangement with his creditors generally; or

	(b)	is found to be a lunatic or becomes of unsound mind; or

	(c)	for more than six months is absent without permission of the Directors from meetings of the Directors held during that period and the Directors so determine; or

	(d)	resigns his office by notice in writing to the Company; or

	(e)	is convicted of an indictable offence other than an offence under the Road Traffic Acts 1961 and 1968 or any amending Act or Acts and the Directors so determine; or

	(f)	becomes restricted or disqualified to act as a Director pursuant to the provisions of the Companies Act, 2003.

ROTATION OF DIRECTORS

17.	The Directors shall not retire by rotation and regulations 92 to 100 inclusive of Part 1 of table A shall be modified accordingly.

EXECUTIVE DIRECTOR

18.	The director from time to time may appoint any person (not being a director) to the office of “Executive Director” for such period and on such terms as they think fit, and fix, determine and vary his duties, powers and functions. The directors may revoke such appointment, but without prejudice to any claim such Executive Director may have for damages for breach of any contract of service between him and the Company. An Executive Director shall not be a member of the board of directors or of any committee of directors, he shall not attend meetings of the directors except on the invitation of the board and he shall not be entitled to vote at any meeting of directors.

AUDIT

19.	Subject to the provisions of Part III of the Companies (Amendment) (No.2) Act, 1999 the Company may, from time to time, avail itself of the stated exemption in connection with the requirements to appoint/retain auditors and to have its financial statements audited, on the grounds that it complies with the requirements of Section 32 of the aforementioned Act, and Regulation 132 of Table A, Part I (as amended) shall be modified accordingly.

SINGLE MEMBER COMPANY

20.	If at any time the Company comprises only one member, that is to say that all issued shares of the Company are registered in the name of a single person whether a natural person or a body corporate, it will be a single-member company within the meaning of the Single-Member Company regulations 1994. If and so long as the Company is a single-member company, the following provisions will apply notwithstanding anything to the contrary in the Articles of Association of the Company.

	(a)	Annual General Meetings: The sole member may decide to dispense with the holding of annual general meetings. Such decision will be effective for the year in which it is made and subsequent years, but nevertheless the sole member or the Auditors may require the holding of an annual general meeting in any such year in accordance with the procedure laid down in the single-member Company Regulations.

	(b)	Where a decision to dispense with the holding of annual general meeting is in force, the accounts and the Directors’ and Auditors’ reports that would otherwise be laid before an annual general meeting of the Company shall be sent to the sole member as provided in the Single-Member Company Regulations, and the provisions of the Companies Acts with regard to the annual return and the accounts which apply by reference to the date of the annual general meeting will be construed as provided in the Single-Member Company Regulations,

	(c)	Quorum at general Meetings: the sole member, present in person or by proxy, is a sufficient quorum at a general meeting.

	(d)	Resolutions of Shareholder: All matters requiring a resolution of the Company in general meeting (except the removal of the Auditors from office) may be validly dealt with by a decision of the sole member. The sole member must provide the Company with a written record of any such decision or, if it is dealt with by a written resolution under regulation 6 of Part II of Table A, with a copy of that resolution, and the decision or resolution shall be recorded and retained by the Company.

	(e)	Contracts with Sole Member: Where the Company enters into a contract with the sole member which is not in the ordinary course of business and which is not in writing, and the sole member also represents the Company in the transaction (whether as a director or otherwise), the Directors shall ensure that the terms of the contract are forthwith set out in a written memorandum or are recorded in the minutes of the next directors’ meeting.

21.	If and whenever the Company becomes a single-member company or ceases to be a single-member company, it shall notify the Registrar of Companies as provided in the Single-Member Company Regulations.

THE SEAL

22.	The Common Seal of the Company shall be used only by the authority of the directors or of a committee of directors authorised by directors in that behalf and every instrument to which the seal shall be affixed shall be signed by a director and shall be countersigned by the Secretary or by a second director or by some other person appointed by the directors for that purpose. The expression “director” in this context shall include any alternate director appointed under article 15 hereof.

BORROWING POWERS

23.	The Directors may from time to time at their discretion raise or borrow or secure the payment of any sum or sums of money for the purposes or the benefit of the Company or any other person upon such terms as to interest or otherwise as they may deem fit, and may for the purpose of securing the same and interest, or for any other purpose, create and issue any perpetual or redeemable debentures or debenture stock, bonds, securities or obligations of the Company at any time and in any form or manner and for any amount, and may raise or borrow or secure the payment of any sum or sums of money either by mortgage or charge upon the undertaking or the whole or any part of the property, present or future, or uncalled capital of the Company, and any debentures, debenture stock or other securities may be made assignable free from any equities between the Company and the person to whom the same may be issued; and the debentures, debenture stock and other securities may be issued at a premium or otherwise, and with any special privileges as to redemption, surrender, transfer, drawings, allotments of shares, attending and voting at General Meetings of the Company, appointment of Directors and otherwise.

NAMES, ADDRESSES AND DESCRIPTIONS OF SUBSCRIBERS

NAME, ADDRESS AND
DESCRIPTION OF
SUBSCRIBER
PAULA HORAN
85 CASTLEFARM
SHANKILL
CO. DUBLIN

Company Director

ANDREW LAMBE
55 MOUNT PROSPECT DRIVE
CLONTARF
DUBLIN 3

Company Director

Dated: 6 April 2010

Witness to the above signatures:

Stephanie Carey
10 Treepark Avenue
Kilnamanagh
Dublin 24